Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(1)
(Form Type)
Devon Energy Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.20% Senior Notes due 2034	Rule 457(r) (2)	$1,250,000,000	99.966%	$1,249,575,000	0.00014760	$184,437.27

	Debt	5.75% Senior Notes due 2054	Rule 457(r) (2)	$1,000,000,000	99.882%	$998,820,000	0.00014760	$147,425.83

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$2,248,395,000		$331,863.10

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$331,863.10

(1)	Final Prospectus Supplement
(2)
The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, and represents deferred payment of the registration fee in connection with the Registrant’s Registration Statement on Form S-3ASR (File No. 333-270269) paid herewith.